EXHIBIT 10.14


           Memo of Agreement dated December 15, 1997 between Allou Health & Beauty Dist., Inc. and Local No. 1.

           The parties agree as follows:

           (a) All items not changed by the following shall remain in effect.

           (b) The EBH shall commence December 15, 1997 and shall be in effect until December 14, 2000.

           (c) Wages - The employees on the payroll as of January 2, 1998 and who have completed their probationary, and shall receive a $300 bonus six
(6) months later all employees employed on January 2, 1998 and still employed six (6) months later shall receive an additional $300 bonus.

               January 2, 1999  -   $ .15 income  -  6 Months thereafter $.10
               January 2, 2000  -   $ .15 income  -  6 Months thereafter $.10


                  Committee          Local No. 1                    Allou

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